Exhibit 3.3

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WHX CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

WHX CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The following paragraph is hereby added after the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation to read as follows:

“Effective as of 5:00 p.m. (Eastern Time) on the date of filing (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be, and hereby is, combined into one-tenth (1/10) of a share of common stock, par value $0.01 per share (the “New Common Stock”). Each outstanding stock certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to Effective Time by one-tenth (1/10) and rounding such number up to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The Company shall not issue or deliver any fractional shares of New Common Stock. In lieu thereof, shares of Old Common Stock that are not evenly divisible will be rounded up to the nearest whole share of New Common Stock.  Shares of common stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of common stock.”

2.           Article NINTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation or by written consent of a majority of the stockholders of the Corporation entitled to vote with respect to the subject matter of the action.”

3.            The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and acknowledged by its Secretary on this 24th day of November, 2008.

WHX Corporation

By:	/s/ Peter T. Gelfman
Name:	Peter T. Gelfman
Title:	General Counsel and Secretary